GUARANTEE

The undersigned guarantor, MILPI Holdings LLC, a Delaware limited liability company ("Guarantor") acknowledges that Cypress Tankcar Leasing III, LLC, a California limited liability company ("Owner"), has agreed to enter into:

(i) a Rail Car Purchase and Sale Agreement dated as of August 4, 2004 (the "Purchase Agreement") by and between the Owner and PLM Equipment Growth Fund Liquidating Trust, a grantor trust organized under the laws of the State of Delaware, PLM Equipment Growth Fund II Liquidating Trust, a grantor trust organized under the laws of the State of Delaware, and PLM Equipment Growth Fund IV Liquidating Trust, a grantor trust organized under the laws of the State of Delaware (each a "Seller" and collectively referred to as "Sellers"),

(ii) a Rail Car Management Agreement dated as of July 1, 2004 (the "Management Agreement") by and between the Owner, Transportation Equipment-PLM LLC, a Delaware limited liability company ("PLM"), and Cypress Canada Management, Inc., a California corporation and an affiliate of Owner ("Cypress Canada"), with respect to certain railroad cars more particularly described in the Purchase Agreement and the Management Agreement, and

(iii) a Joinder Agreement dated as of July 23, 2004 (the "Joinder Agreement"), pursuant to which, effective as of the date hereof, Owner and Cypress Canada have become Principals under that certain Escrow Agreement dated as of May 1, 2003 (the "Escrow Agreement") among PLM International Inc., an affiliate of Guarantor ("PLMI") and various Principals (as defined in the Escrow Agreement).

In addition to the foregoing, each Seller has entered into an Assignment and Assumption of Leases Agreement each dated as of August 4, 2004 (the "Assignment and Assumptions Agreements") with Cypress Canada, pursuant to which each Seller has assigned to Cypress Canada each Seller's right, title and interest as lessor under certain leases more particularly described in the Purchase Agreement and the Assignment and Assumptions Agreement. Pursuant to the terms and conditions of the Purchase Agreement, Sellers have caused PLM Equipment Growth Fund Canada Limited, a corporation organized under the laws of the Province of Alberta and an affiliate of Sellers ("PLM Canada"), and PLM Investment Management, Inc., a California corporation and an affiliate of Sellers ("PLM Investment"), to each duly execute, acknowledge and agree to each Assignment and Assumptions Agreement.

PLM Financial Services, Inc., a California corporation ("PLM Financial"), serves as trustee of each Seller. The Purchase Agreement, each Assignment and Assumptions Agreement, the Management Agreement, the Escrow Agreement and the Joinder Agreement are sometimes collectively referred to herein as the "Agreements". PLM, PLMI, PLM Financial, PLM Canada,
PLM Investment and the Sellers are sometimes collectively referred to as the "PLM Parties". Guarantor also acknowledges that as the indirect or direct owner of the PLM Parties (other than the Sellers), Guarantor will benefit by Owner and Cypress Canada entering into the Agreements with the PLM Parties and Owner would not enter into the Agreements, or cause Cypress Canada to enter into the Assignment and Assumptions Agreement and the Management Agreement, without the delivery of this Guarantee by Guarantor.

For good, adequate and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Guarantor, Guarantor hereby unconditionally and irrevocably guarantees, at the times and according to the terms expressed therein, the full and prompt payment of all amounts owed, and the performance of each and every obligation of the PLM Parties under, the Agreements.

Guarantor’s liability hereunder of the obligations of PLM Parties subject to this Guarantee shall be in the full amount owed to Owner, including any interest, default interest, costs and fees (including, without limitation, reasonable attorneys' fees) that would have accrued under the Agreements but for, and without regard to, the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other law governing insolvency, bankruptcy, reorganization, liquidation or like proceeding.

By signing this Guarantee, Guarantor also agrees that:

   1.   Changes Do Not Affect Liability. Owner may without notice to Guarantor and in Owner’s absolute discretion and without prejudice to Owner or in any way limiting Guarantor’s liability under this Guarantee, (a) grant extensions of time, renewals or other indulgences and modifications to the PLM Parties under the Agreements, (b) change, amend or modify the Agreements (so long as PLM, PLMI, PLM Canada, PLM Financial, PLM Investment or each Seller is a party to their respective Agreement), (c) discharge or release any party or parties liable under the Agreements, (d) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of any of the PLM Parties or any other guarantor or pledgor, (e) enter into other or additional agreements with any of the PLM Parties concerning such railroad cars at such times as Owner may determine, (f) credit payments in such manner and order of priority to obligations of the PLM Parties as Owner may determine in its discretion, in accordance with the Management Agreement, and (g) otherwise deal with the PLM Parties any other guarantor as Owner may determine in its discretion. Without limiting the generality of the foregoing, Guarantor hereby waive the rights and benefits under California Civil Code ("CC") Section 2819, and agrees that by doing so Guarantor’s liability shall continue even if Owner alters any obligations under the Agreements in any respect or Owner's remedies or rights against the PLM Parties are in any way impaired or suspended without Guarantor’s consent.

   2.   Guarantee of Payment and Performance. Guarantor’s liability under this Guarantee is a guarantee of payment and performance of the obligations of the PLM Parties subject to this Guarantee and not of collectibility, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Agreements and Guarantor hereby waives any and all benefits and defenses under CC Section 2810 and agrees that by doing so Guarantor is liable even if the PLM Parties had no liability at the time of execution of the Agreements or thereafter ceases to be liable. Guarantor’s liability hereunder shall continue until all sums due, and obligations to be performed, under the Agreements have been paid in full and fully performed and shall not be limited or affected in any way by any disability or other defense of the PLM Parties or any other guarantor or pledgor.

   3.   Waivers of Certain Rights and Defenses. Guarantor hereby waives any and all benefits and defenses under CC Section 2845, 2849 and 2850, including, without limitation, the right to require Owner to (a) proceed against the PLM Parties or any other guarantor or pledgor, or (b) pursue any other right or remedy for Guarantor’s benefit, and agrees that Owner may proceed against Guarantor for the obligations guaranteed herein without taking any action against the PLM Parties or any other guarantor or pledgor. Guarantor agrees that Owner may unqualifiedly exercise in its sole discretion any or all rights and remedies available to it against the PLM Parties or any other guarantor or pledgor without impairing Owner's rights and remedies in enforcing this Guarantee, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees that Owner's exercise of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against the PLM Parties and that Guarantor may incur partially or totally nonreimbursable liability under this Guarantee. Without limiting the generality of the foregoing, Guarantor expressly waives any and all benefits, rights and defenses Guarantor may have arising out of an election of remedies by Owner even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against the PLM Parties or any other guarantor or surety.

   4.   Additional Waivers. Guarantor hereby waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guarantee and the creation, renewal, extension, modification or accrual of any of the obligations Guarantor has hereby guaranteed. No failure or delay on Owner's part in exercising any power, right or privilege hereunder shall impair any such power, right or privilege or be construed as a waiver of or an acquiescence therein. Guarantor agrees that all waivers of defenses arising from any impairment of Guarantors’ rights of subrogation, reimbursement, contribution and indemnification and waivers of any other rights, privileges, defenses or protections available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code are intended by Guarantor to be waived and effective to the maximum extent permitted by Section 2856 of the California Civil Code and other applicable law.

   5.   Guarantee Made with Full Knowledge. Guarantor has had the opportunity to review the matters discussed and contemplated by the Agreements, including the remedies Owner may pursue against the PLM Parties in the event of a default under the Agreements and the PLM Parties' financial condition and ability to perform under the Agreements. Guarantor further agrees to keep itself fully informed on all aspects of the PLM Parties' financial condition and the performance of the PLM Parties' obligations to Owner and acknowledges that Owner has no duty to disclose to Guarantor any information pertaining to the PLM Parties.

   6.   Subrogation, Reimbursement and Contribution Rights. Guarantor hereby waives all benefits and defenses under CC Section 2847, 2848 and 2849 and agrees that Guarantor shall have no right of subrogation or reimbursement against the PLM Parties and no right of contribution against any other guarantor or pledgor unless and until all amounts due under the Agreements have been paid in full. To the extent Guarantor’s waiver of these rights of subrogation, reimbursement or contribution as set forth herein are found by a court of competent jurisdiction to be void or voidable for any reason, Guarantor agrees that Guarantor’s rights of subrogation and reimbursement against the PLM Parties and Guarantor’s right of contribution against any other guarantor or pledgor shall be junior and subordinate to Owner's rights against such other guarantor or pledgor.

   7.   Guarantee Continues if Payments Are Avoided or Recovered from Owner. If all or any portion of the obligations guaranteed hereunder are paid or performed, Guarantor’s obligations hereunder shall continue and remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Owner as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, and (b) payment in full of the Agreements.

   8.   Financial Information. So long as any obligation under the Agreements shall remain unpaid or unperformed, until the audited financial statements of Guarantor, or of the consolidated group of which Guarantor is a member, shall become publicly available, Guarantor shall provide to Owner, and its successors and assigns, a copy of (i) the consolidated balance sheet and statement of income and retained earnings (including the auditor's report and notes thereto) of Guarantor, together with each of its consolidated affiliates, within 90 days after the end of each fiscal year (which shall be audited so long as audited financial statements of Guarantor are required by applicable law or by agreement with any lender or other third party), and (ii) the unaudited consolidated balance sheet and statement of income and retained earnings of Guarantor, together with its consolidated affiliates, within 45 days after the end of each fiscal quarter.

   9.   Changes, Waivers, Revocations and Amendments in Writing. No terms or provisions of this Guarantee may be changed, waived, revoked or amended without Owner's prior written consent. Should any provision of this Guarantee be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Guarantee embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guarantee.

   10.   Attorneys' Fees. The prevailing party in any dispute resulting in arbitration, litigation or other proceedings between Guarantor and Owner shall be entitled to recover from the non-prevailing party its costs and expenses for such proceedings, including reasonable fees and expenses of attorneys and expert witnesses.

   11.   Additional Provisions.

       a.   Owner may assign this Guarantee in whole or in part without in any way affecting Guarantor’s liability hereunder. This Guarantee shall inure to the benefit of Owner and its successors and assigns and shall bind Guarantor and Guarantor’s successors and assigns.

       b.   All notices, requests and demands to be made hereunder shall be in writing at the address set forth below by any of the following means: (i) personal service (including service by overnight courier service); (ii) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by personal service or by registered or certified, first class mail, return receipt requested); or (iii) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, request or demand sent pursuant to either subsection (i) or (ii) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to subsection (iii) shall be deemed received five (5) days following deposit in the mail.

   if to the Owner:

Cypress Tankcar Leasing III, LLC
c/o Cypress Equipment Management Corporation II
Bayside Plaza
188 The Embarcadero, Suite 420
San Francisco, CA 94105
Attention: Stephen R. Harwood
Fax: (415) 281-3021

   if to Guarantor:

           MILPI Holdings, LLC
           200 Nyala Farms Road
           Westport, CT 06880
           Attention: James A. Coyne
           Fax: (203) 341-9988

       c.   The term "PLM Parties " shall include each PLM Party, whether acting on behalf of itself or any estate created by the commencement of a case under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of a PLM Party or any PLM Party's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding. All references in this Guarantee to "Agreements" shall include any other documents or instruments relating to the Agreements signed by any PLM Party or by any guarantor, and any modifications, extensions, renewals or replacements of any of them.

   12.   Governing Law. This Guarantee shall be enforced and interpreted according to the laws of the State of California, irrespective of its conflicts of law rules. All judicial proceedings rising out of or relating to this Guarantee may be brought in any State or Federal court of competent jurisdiction in the City and County of San Francisco, State of California. By execution and delivery of this Guarantee, the parties hereto accept the nonexclusive jurisdiction of the aforesaid court and waive any defense of forum non-conveniens or any similar defense, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Guarantee. Each party hereto agrees to accept service of process at the address set forth above for such party when mailed by certified or registered mail, postage prepaid.

Dated: August ___, 2004

Guarantor:

MILPI HOLDINGS, LLC,
a Delaware limited liability company

By:   AFG Investment Trust C
              AFG Investment Trust D
Its:   Managing Members
By:        AFG ASIT Corporation,
  a Massachusetts corporation, not in its individual capacity but solely as Managing Trustee

By:   ____________________________
              James A. Coyne
Its:   Senior Vice President